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                                  EXHIBIT (12)

                  THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

Millions of Dollars
                                                                                                                 Three Months Ended
                                                                             Years Ended June 30                    September 30
                                                         ---------------------------------------------------------------------------
                                                            1998       1999       2000       2001       2002       2001       2002
                                                         -------    -------    -------    -------    -------    -------    ---------
EARNINGS AS DEFINED
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     Earnings from operations before income taxes
          after eliminating undistributed earnings
           of equity method investees                    $ 5,704    $ 5,866    $ 5,474    $ 4,574    $ 6,442    $ 1,598    $ 2,278

      Fixed charges                                          639        751        811        872        687        177        166
                                                         -------    -------    -------    -------    -------    -------    -------
          TOTAL EARNINGS, AS DEFINED                     $ 6,343    $ 6,617    $ 6,285    $ 5,446    $ 7,129    $ 1,775    $ 2,444
                                                         =======    =======    =======    =======    =======    =======    =======

FIXED CHARGES, AS DEFINED
-------------------------
      Interest expense                                     $ 548      $ 650      $ 792      $ 794      $ 603      $ 157      $ 144
      1/3 of rental expense                                   91        101         89         78         84         20         22
                                                         -------    -------    -------    -------    -------    -------    -------

          TOTAL FIXED CHARGES AS DEFINED                   $ 639      $ 751      $ 881      $ 872      $ 687      $ 177      $ 166
                                                         =======    =======    =======    =======    =======    =======    =======
          RATIO OF EARNINGS TO FIXED CHARGES                 9.9        8.8        7.1        6.2       10.4       10.0       14.7
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